Exhibit 99.9

Transportation Overview

Tom Kielty

Vice President, Transportation and Distribution September 27, 2005

Transportation Department = 8 members

Goal

Add value to the products that we mine, process, and market by attaining the most favorable transportation position

Responsible for the entire logistical pipeline, from loading on a transportation conveyance to the satisfaction of the FOB terms.

FOB terms range from fob carrier at the mine site to FOB customer’s bunker

Coordinate logistics for 19 rail served loadouts, 1 barge direct loadout, and 3 surface mines with direct truck to customer, or truck to river terminal business.

Maintain daily contract with customers, mines, carriers, terminals, and agents

2

Rail Served Loadouts

CSX 12 NS 7 Total 19

3

Tonnage Distribution

January – June, 2005 (in millions)

Utility	15.2
Metallurgical	5.2
Industrial	2.0
Total	22.4
4

Tonnage Distribution

9%

23%

68%

Industrial

Met

Utility

5

2005 Massey Energy Tons

Where Have They Gone?

24 States in the USA and 13 Foreign Countries

UNITED STATES

CANADA

EUROPE:

Sweden Holland Germany

Italy Finland

ASIA:

Japan Taiwan

Korea India

AFRICA:

Egypt

SOUTH AMERICA:

Brazil

6

Export and USA Tonnage

January—June 2005

13%

87%

EXPORT

USA

7

2005 Great Lakes Tons

1.6 Million Tons 7% of our Total

8

Inland River System 2005

4.4 Million Tons 20% of our Total

Tonnage Distribution

BY MODE (in millions)

RAIL 20.5 BARGE .4 TRUCK 1.5 22.4

Transportation Distribution

6%

2%

92%

Truck

Barge

Rail

Rail Tonnage Distribution

BY CARRIER (in millions)

CSX 13.9 NS 6.6 20.5

Rail Tonnage Distribution

68%

32%

NS

CSX

Working With Railroads to Maximize Efficiencies

Load largest trains destinations can accommodate

Communicate with carriers to identify customers for win-win-win outcomes Schedule smaller trains heading in the same direction in tandem Schedule non-trainload shipments in tandem with train loads going in the same direction Are responsive to carrier concerns/issues, i.e. weeds, mud, or snow along our sidings where railroad crews work

Transportation Issues—2005

Railroads were strained entering 2005 from the after affects of the four hurricanes that struck Florida in the fall of 2004 River system was damaged in January and February, 2005 by flooding Barges broke free striking the Lock and Dam at Mile 204 near Belleville, Ohio causing a complete closure to navigation between Jan. 31 and Feb. 18, 2005 Flooding caused rails to have to make “creative” moves in order to service customers

Transportation Issues—2005

Sporadic shortages of crews, locomotive power, and cars Capacity constraints in some rail corridors Cost of new equipment is high

Coal Car—$66,000 each Locomotive—$2 million each

Fuel costs continue to rise

Barge Capacity is Strained

New Barge $ 400,000 New Tugboat $6,000,000

Lock and Dam System Needs Attention Barge industry was disrupted by Katrina

Rail Service Improvement Prospects in 2006

Railroads will show improvement in 2006

Crew schools are full

Investment in new locomotives in 2004 and 2005 will begin to pay off Railroads are encouraging expansion of private fleets to relieve pressure on system equipment

Railroad Challenges—2006

Retention of new crew hires

Hard and Dangerous Work Crazy Hours

Business lines are up across the board on CSX & NS

Must devote adequate resources to all

Merchandise freight continues to rise as the economy continues its post 9/11 recovery

Railroad Challenges -2006 (cont’d)

Trucking company demand is up with a shortage of drivers New breed of trucker is not interested in being away from home overnight Motor carriers are partnering with railroads to cover long haul legs between terminals Motor carriers then cover the terminal to customer legs with local runs which are less than 200 mile trips All of the above activity puts strains on rail assets

Doing the Right Thing. with Energy